Exhibit 99.1

SOHU.COM Reports on Current Status of Stock

Repurchase Program and Announces Closing of Goodfeel Acquisition

BEIJING, CHINA, June 1 , 2004 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today announced it has repurchased one million shares of common stock between May 1 and May 31, 2004 and has closed the acquisition of Beijing G. Feel Technology Co., Ltd. (‘Goodfeel’) , a leading Chinese provider of value-added mobile data services for Wireless Applications Protocol (WAP).

SOHU reports that in the period of May 1-31, 2004 it has purchased one million shares at an average price per share of US$ 17.75, for total consideration of US$ 17,752,000 including a brokerage commission of US$0.03 per share. This follows the approval of the Board of Directors announced on April 29, 2004 for SOHU to buy back from time to time up to US$30 million worth of outstanding shares of its common stock over a period of not less than six months. As a result of the stock buy-back SOHU had, as of May 31, 2004, approximately 35.5 million shares of common stock outstanding, and there remained up to US$12,248,000 available for repurchases from time to time by SOHU. Investors should be aware that the buy-back program could be discontinued at any time, and that the company generally does not intend to make any purchases during periods when its officers, directors, and key employees are prohibited from trading pursuant to company policy.

“We decided that this share buy-back is an attractive investment for the company and sends a positive message to our shareholders,” said Charles Zhang, Chairman and CEO of SOHU.

In addition, the company reports that it has closed the acquisition of Goodfeel, involving the payment of half of the US$18 million in cash for the acquisition upon closing, with the second half payable subject to post-closing contingencies. The acquired company, which is profitable, will not contribute material revenues or profits to SOHU.COM in the second quarter of 2004. Goodfeel is expected to make a positive contribution to SOHU’s 2004 financial results.

“We expect Goodfeel to contribute to SOHU’s strength in wireless value-added services as it allows us to offer our consumers more compelling content and further diversify our business across the various wireless platforms available in the Chinese market,” said Victor Koo, President and COO of SOHU.COM.

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few mobile telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.COM (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrixes of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com ; the #1 online alumni club www.chinaren.com ; #1 games portal www.17173.com and top real estate website www.focus.cn. This network of web properties offers the vast SOHU user community the broadest possible choices regarding information, entertainment, communication and commerce. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its eighth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/